Exhibit 99.1

Company Investor/Media Contact:
DJO Incorporated
Mark Francois, Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED ANNOUNCES FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2007

SAN DIEGO, CA, March 24, 2008 – DJO Incorporated (formerly named ReAble Therapeutics, Inc.) (“DJO” or the “Company”), a global provider of medical devices that provide solutions for musculoskeletal health, vascular health and pain management, today announced financial results for its operating subsidiary, DJO Finance LLC (formerly named ReAble Therapeutics Finance LLC) (“DJOFL”), for the fourth quarter and fiscal year ended December 31, 2007.  ReAble Therapeutics, Inc. (“ReAble”) acquired DJO Incorporated (“DJO Opco”) in a transaction completed on November 20, 2007 (“DJO Merger”).  Following completion of the DJO Merger, ReAble changed its name to DJO Incorporated. Prior to the merger, DJO Opco was a publicly traded company listed on the New York Stock Exchange under the symbol “DJO.”  On November 3, 2006, an affiliate of Blackstone Capital Partners V L.P. acquired all of the outstanding shares of capital stock of ReAble in a merger transaction (the “Prior Transaction”).

Fourth Quarter Results

DJOFL achieved actual net sales for the fourth quarter of 2007 of $170.7 million, reflecting growth of 97 percent over actual combined net sales of $86.5 million in the fourth quarter of 2006, driven in large part by recent acquisitions.  In 2007, in addition to the DJO Merger, the Company completed acquisitions of Iomed, Inc. and The Saunders Group, Inc. in August 2007 and July 2007, respectively, as well as two immaterial businesses.  The Company also acquired Cefar AB in November 2006 and Compex Technologies, Inc. in February 2006.  DJO Opco acquired Aircast Incorporated in April 2006. Collectively, these acquisitions are referred to as the “Other Acquisitions.”  On a pro forma basis, as if the DJO Merger, the Prior Transaction and the Other Acquisitions had all closed on January 1, 2006, sales for the fourth quarter of 2007 would have been $238.4 million, reflecting growth of approximately 11.7 percent, compared to $213.4 million for the fourth quarter of 2006.

-more-

For the quarter ended December 31, 2007, DJOFL reported an actual net loss of $57.3 million, compared to an actual combined net loss of $85.9 million for the fourth quarter of 2006.  The results for both periods were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger, the Prior Transaction and the Other Acquisitions.

Full Year 2007

For the full year 2007, actual net sales were $492.1 million, reflecting an increase of 35.8 percent, compared to actual combined net sales of $362.3 million for 2006, driven by recent acquisitions, as well as continued growth in each of the Company’s business segments.  On a pro forma basis, as if the DJO Merger, the Prior Transaction and the Other Acquisitions had all closed on January 1, 2006, net sales would have been $929.5 million for 2007, reflecting an increase of 6.1 percent, compared with pro forma net sales of $875.7 million for the full year 2006.

For the full year 2007, the actual net loss was $82.4 million, compared to an actual combined net loss of $88.4 million for the full year 2006.  The results for both years were impacted by significant purchase accounting adjustments, non-recurring charges and other adjustments related to the DJO Merger, the Prior Transaction and the Other Acquisitions.

The Company defines Adjusted EBITDA as earnings before net interest expense, taxes, depreciation and amortization, further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of pro forma EBITDA related to acquired businesses and certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes.  A reconciliation between net loss and Adjusted EBITDA is included in the attached financial tables.

Adjusted EBITDA for the full year of 2007 was $250.8 million, or 27.0 percent of pro forma net sales.

The Company had cash balances of $63.5 million at December 31, 2007 and additional available liquidity of $99.1 million under its $100 million revolving line of credit (net of outstanding letters of credit).

“The closing of the DJO merger in late November marked a very important milestone in the history of both ReAble and DJO Opco.  This event begins the next chapter in the growth and development of our new Company,” said Les Cross, Chief Executive Officer.

“The new DJO is an organization with broadly expanded, complementary product lines and geographical footprints that enhance our market opportunities worldwide.  Our franchises in orthopedics and physical therapy have been greatly strengthened by the merger and we have taken a major step towards achieving our mission of providing standard-of-care health solutions for musculoskeletal conditions, whether a patient is trying to prevent injuries or rehabilitate from surgery, injury or the effects of aging or disease.

“In our orthopedics franchise, the merger has broadened our portfolio of product solutions.  Through our Surgical Implant segment, known as DJO Surgical (formerly Encore Medical), we have a wide variety of reconstructive hip, knee and shoulder implant products.  We are now able to complement these surgical products with a wider range of non-pharmacological treatments to manage a patient’s post-operative pain through electrical stimulation and cold therapy.  To manage the patient’s rehabilitation, we also now offer a wide variety of products such as orthopedic bracing and soft goods, cold therapy, bone growth stimulation, and deep vein thrombosis prophylaxis under the Aircast®, DonJoy® and ProCare® brands we acquired in the DJO merger.  We believe our ability to offer this total patient solution will enable us to strengthen our relationships with surgeons and other orthopedic and healthcare professionals.

“Beyond orthopedics, we continue to enjoy strong platforms in physical therapy and pain management.  Our Empi® division delivers viable alternatives for pain management through its electrotherapy devices.  These devices are simple to use and effective for at-home use by patients.  In the clinical setting, our Chattanooga Group™ division provides clinical rehabilitation equipment, including clinical electrotherapy, traction devices, continuous passive motion machines, heat therapy and treatment tables.

“In international markets, we have similarly expanded our platforms, product offerings and market opportunities by combining the DJO Opco international business with our Cefar®-Compex® and Ormed® businesses.

“We remain very excited about the opportunity for sales synergies that the DJO merger has brought.  The merging together of many complementary products in our core distribution channels provides us with a great opportunity for cross-selling a more comprehensive range of high quality products to meet our customers growing needs.

“We remain equally optimistic about the significant cost reductions that should be achieved from merging our companies.  Over the course of 2008, we will be highly focused on the elimination of duplicate corporate and general and administrative spending and opportunities to reduce our costs of goods sold. We also have the opportunity to consolidate some of our business operations into existing ‘centers of excellence’ for functions such as insurance reimbursement operations and manufacturing, as well as to drive best practices and efficiencies into all of our activities.  We expect to generate over $50 million of cost savings as we complete these integration projects.

“The merger also gives us a great opportunity to accelerate our new product development.  ReAble and DJO each have successful track records in bringing new products to the marketplace.  Shortly after we completed the merger, our product development teams from across the new company assembled to identify how we could leverage and share our various technology platforms to generate future new products and product enhancements.  New product development remains one of our core business objectives.

“The merger of ReAble and DJO has created one of the largest orthopedic and rehabilitation companies in the world, with leading market shares in many product categories.  The merger has also significantly increased our addressable market opportunity and the new DJO is firmly positioned to drive category expansion in this environment through cross-selling within our core distribution channels.

“As our sales initiatives gain traction in 2008, we expect our full year net sales to approach $1 billion.  This sales level, in concert with our expectations for significant cost reductions, should permit us to achieve Adjusted EBITDA margins approaching 30% of net sales.”

Conference Call Information

DJO has scheduled a conference call to discuss this announcement beginning at 1:00 PM, Eastern Time today, March 24, 2008.  Individuals interested in listening to the conference call may do so by dialing (877) 864-4577 (International callers please use (706) 634-0177), using the reservation code 39483103.  A telephone replay will be available for 48 hours following the conclusion of the call by dialing (706) 645-9291 and using the above reservation code.  The live conference call also will be available via the Internet at either www.djortho.com or www.reableinc.com. A replay of the webcast will be available at www.djortho.com.

About DJO Incorporated

DJO is a leading global developer, manufacturer and distributor of high-quality medical devices that provide solutions for musculoskeletal health, vascular health and pain management.  The Company’s products address the continuum of patient care from injury prevention to rehabilitation after surgery, injury or from degenerative disease.  Our products are used by orthopedic specialists, spine surgeons, primary care physicians, pain management specialists, physical therapists, podiatrists, chiropractors, athletic trainers and other healthcare professionals.  In addition, many of the Company’s medical devices and related accessories are used by athletes and patients for injury prevention and at-home physical therapy treatment.  The Company’s product lines include rigid and soft orthopedic bracing, hot and cold therapy, bone growth stimulators, vascular systems, electrical stimulators used for pain management and physical therapy products.  The Company also offers a comprehensive suite of reconstructive joint products for the hip, knee and shoulder.  DJO’s products are marketed under the brands Aircast®, DonJoy®, ProCare®, CMF™, Encore®, Empi®, Chattanooga Group™, Cefar®-Compex® and Ormed®. For additional information on the Company, please visit www.reableinc.com and www.djortho.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to, among other things, the Company’s sales and Adjusted EBITDA guidance for 2008, sales synergies, cost reductions and accelerated product development.  The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement.  These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the Company’s ability to control or predict.  The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to the successful execution of the Company’s business strategies relative to its Domestic Rehabilitation, International Rehabilitation and Surgical Implant segments; the Company’s ability to achieve the revenue synergies expected from the DJO Merger; the success of the Company’s post-merger cost reduction programs designed to improve gross profit margins and reduce operating expenses; the Company’s highly leveraged financial position resulting primarily from the indebtedness incurred in connection with the DJO Merger and the Prior Transaction; the continued growth of the markets the Company addresses; the impact of potential reductions in reimbursement levels by

Medicare and other governmental and commercial payors; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products.  Other risk factors are detailed in the Quarterly Reports on Form 10-Q for the three months ended September 29, 2007, for both DJO Incorporated and ReAble Therapeutics Finance LLC, filed on October 29, 2007 and October 30, 2007, respectively, with the Securities and Exchange Commission.  Additional risk factors may be found in ReAble Therapeutics Finance LLC’s Form S-4/A, filed on May 1, 2007 with the Securities and Exchange Commission.  Many of the factors that will determine the outcome of the subject matter of this press release are beyond the Company’s ability to control or predict.

-Tables to follow-

DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended December 31, 2007 and 2006

(In thousands)

	Successor		Predecessor	Combined Basis
	Three Months Ended December 31, 2007	November 4, 2006 through December 31, 2006	October 1, 2006 through November 3, 2006	Three Months Ended December 31, 2006
Net sales	$170,743	$57,902	$28,645	$86,547
Cost of sales	74,439	26,787	18,519	45,306
Gross profit	96,304	31,115	10,126	41,241
Operating expenses:
Selling, general and administrative	96,753	41,099	49,715	90,814
Research and development	8,934	28,128	1,730	29,858
Amortization of acquired intangibles	33,496	4,035	5,965	10,000
Operating loss	(42,879)	(42,147)	(47,284)	(89,431)
Other income (expense):
Interest income	461	312	127	439
Interest expense	(29,284)	(8,611)	(2,500)	(11,111)
Other income (expense), net	480	133	(8)	125
Loss on early extinguishment of debt	(14,539)	—	(9,154)	(9,154)
Loss from continuing operations before income taxes and minority interests	(85,761)	(50,313)	(58,819)	(109,132)
Benefit for income taxes	(28,580)	(8,756)	(14,626)	(23,382)
Minority interests	137	39	21	60
Loss from continuing operations	(57,318)	(41,596)	(44,214)	(85,810)
Discontinued operations:
Income (loss) from discontinued operations	—	(38)	(7)	(45)
Net loss	$(57,318)	$(41,634)	$(44,221)	$(85,855)

Financial results are presented for ReAble for periods prior to the date of the Prior Transaction (“Predecessor”) and for DJOFL after November 3, 2006, the date of the consummation of the Prior Transaction (“Successor”).  The financial results as of and for the periods indicated have been derived from the Predecessor’s and the Successor’s unaudited historical consolidated financial statements.  The selected financial data for the Predecessor periods represents ReAble’s financial data prior to its acquisition by Blackstone and the selected financial data for the Successor periods represents financial data of DJOFL after the consummation of the Prior Transaction.  For the three months ended December 31, 2006, the Predecessor Period and the Successor Period have been combined and presented as unaudited financial data on a combined basis for comparative purposes.  This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because the Company’s management believes it provides the most meaningful comparison of the Company’s financial results.

DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

For the Years Ended December 31, 2007 and 2006

(In thousands)

	Successor		Predecessor	Combined Basis
	Year Ended December 31, 2007	November 4, 2006 through December 31, 2006	January 1, 2006 through November 3, 2006	Year Ended December 31, 2006
Net sales	$492,134	$57,902	$304,383	$362,285
Cost of sales	205,864	26,787	127,280	154,067
Gross profit	286,270	31,115	177,103	208,218
Operating expenses:
Selling, general and administrative	271,163	41,099	179,164	220,263
Research and development	21,047	28,128	14,772	42,900
Amortization of acquired intangibles	33,496	4,035	5,965	10,000
Operating loss	(39,436)	(42,147)	(22,798)	(64,945)
Other income (expense):
Interest income	1,132	312	527	839
Interest expense	(72,409)	(8,611)	(26,008)	(34,619)
Other income (expense), net	742	133	(23)	110
Loss on early extinguishment of debt	(14,539)	—	(9,154)	(9,154)
Loss from continuing operations before income taxes and minority interests	(124,510)	(50,313)	(57,456)	(107,769)
Benefit for income taxes	(42,503)	(8,756)	(11,452)	(20,208)
Minority interests	415	39	158	197
Loss from continuing operations	(82,422)	(41,596)	(46,162)	(87,758)
Discontinued operations:
Income (loss) from discontinued operations	—	(38)	(614)	(652)
Net loss	$(82,422)	$(41,634)	$(46,776)	$(88,410)

Financial results are presented for ReAble for periods prior to the date of the Prior Transaction (“Predecessor”) and for DJOFL after November 3, 2006, the date of the consummation of the Prior Transaction (“Successor”).  The financial results as of and for the periods indicated have been derived from the Predecessor’s and the Successor’s unaudited historical consolidated financial statements.  The selected financial data for the Predecessor periods represents ReAble’s financial data prior to its acquisition by Blackstone and the selected financial data for the Successor periods represents financial data of DJOFL after the consummation of the Prior Transaction.  For the year ended December 31, 2006, the Predecessor Period and the Successor Period have been combined and presented as unaudited financial data on a combined basis for comparative purposes.  This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because the Company’s management believes it provides the most meaningful comparison of the Company’s financial results.

DJO Finance LLC and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2007	2006
Current assets:
Cash and cash equivalents	$63,471	$30,903
Accounts receivable, net	154,767	68,894
Inventories, net	110,904	67,673
Deferred tax assets	28,999	25,734
Prepaid expenses and other current assets	17,319	11,607
Total current assets	375,460	204,811
Property and equipment, net	81,645	41,251
Goodwill	1,201,282	475,722
Intangible assets, net	1,360,361	317,242
Other non-current assets	67,524	21,610
Total assets	$3,086,272	$1,060,636

Liabilities, Minority Interests, and Membership Equity
Current liabilities:
Long-term debt and capital leases, current portion	$14,209	$6,505
Accounts payable and accrued expenses	147,343	56,874
Total current liabilities	161,552	63,379
Long-term debt and capital leases, net of current portion	1,818,598	548,037
Deferred tax liabilities	386,659	111,232
Other non-current liabilities	13,260	1,871
Total liabilities	2,380,069	724,519

Minority interests	1,215	909

Total membership equity	704,988	335,208
Total liabilities, minority interests, and membership equity	$3,086,272	$1,060,636

DJO Finance LLC and Subsidiaries

Unaudited Segment Information

For the Three Months Ended December 31, 2007 and 2006

(In thousands)

	Successor		Predecessor	Combined Basis
	Three Months Ended December 31, 2007	November 4, 2006 through December 31, 2006	October 1, 2006 through November 3, 2006	Three Months Ended December 31, 2006
Net sales:
Domestic Rehabilitation Segment	$116,279	$35,766	$17,568	$53,334
International Rehabilitation Segment	36,976	14,373	5,685	20,058
Surgical Implant Segment	17,488	7,763	5,392	13,155
Consolidated net sales	$170,743	$57,902	$28,645	$86,547
Gross profit:
Domestic Rehabilitation Segment	$62,389	$18,698	$5,611	$24,309
International Rehabilitation Segment	20,807	6,638	3,164	9,802
Surgical Implant Segment	13,108	5,779	885	6,664
Consolidated gross profit	$96,304	$31,115	$9,660	$40,775
Operating income (loss):
Domestic Rehabilitation Segment	$(19,964)	$(17,382)	$(25,957)	$(43,339)
International Rehabilitation Segment	(191)	(901)	3,272	2,371
Surgical Implant Segment	(568)	(12,640)	(2,627)	(15,267)
Loss from operations of reportable segments	(20,723)	(30,923)	(25,312)	(56,235)
Expenses not allocated to segments	(22,156)	(11,224)	(21,972)	(33,196)
Consolidated loss from operations	$(42,879)	$(42,147)	$(47,284)	$(89,431)

Financial results are presented for ReAble for periods prior to the date of the Prior Transaction (“Predecessor”) and for DJOFL after November 3, 2006, the date of the consummation of the Prior Transaction (“Successor”).  The financial results as of and for the periods indicated have been derived from the Predecessor’s and the Successor’s unaudited historical consolidated financial statements.  The selected financial data for the Predecessor periods represents ReAble’s financial data prior to its acquisition by Blackstone and the selected financial data for the Successor periods represents financial data of DJOFL after the consummation of the Prior Transaction.  For the three months ended December 31, 2006, the Predecessor Period and the Successor Period have been combined and presented as unaudited financial data on a combined basis for comparative purposes.  This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because the Company’s management believes it provides the most meaningful comparison of the Company’s financial results.

DJO Finance LLC and Subsidiaries

Unaudited Segment Information

For the Years Ended December 31, 2007 and 2006

(In thousands)

	Successor		Predecessor	Combined Basis
	Year Ended December 31, 2007	November 4, 2006 through December 31, 2006	January 1, 2006 through November 3, 2006	Year Ended December 31, 2006
Net sales:
Domestic Rehabilitation Segment	$321,398	$35,766	$206,911	$242,677
International Rehabilitation Segment	104,145	14,373	46,141	60,514
Surgical Implant Segment	66,591	7,763	51,331	59,094
Consolidated net sales	$492,134	$57,902	$304,383	$362,285
Gross profit:
Domestic Rehabilitation Segment	$181,519	$18,698	$114,084	$132,782
International Rehabilitation Segment	57,714	6,638	27,807	34,445
Surgical Implant Segment	47,037	5,779	35,212	40,991
Consolidated gross profit	$286,270	$31,115	$177,103	$208,218
Operating income (loss):
Domestic Rehabilitation Segment	$(8,255)	$(17,382)	$3,629	$(13,753)
International Rehabilitation Segment	888	(901)	640	(261)
Surgical Implant Segment	2,322	(12,640)	5,404	(7,236)
Loss from operations of reportable segments	(5,045)	(30,923)	9,673	(21,250)
Expenses not allocated to segments	(34,391)	(11,224)	(32,471)	(43,695)
Consolidated loss from operations	$(39,436)	$(42,147)	$(22,798)	$(64,945)

Financial results are presented for ReAble for periods prior to the date of the Prior Transaction (“Predecessor”) and for DJOFL after November 3, 2006, the date of the consummation of the Prior Transaction (“Successor”).  The financial results as of and for the periods indicated have been derived from the Predecessor’s and the Successor’s unaudited historical consolidated financial statements.  The selected financial data for the Predecessor periods represents ReAble’s financial data prior to its acquisition by Blackstone and the selected financial data for the Successor periods represents financial data of DJOFL after the consummation of the Prior Transaction.  For the year ended December 31, 2006, the Predecessor Period and the Successor Period have been combined and presented as unaudited financial data on a combined basis for comparative purposes.  This combination does not comply with generally accepted accounting principles or the rules for unaudited pro forma presentation, but is presented because the Company’s management believes it provides the most meaningful comparison of the Company’s financial results.

DJO Finance LLC and Subsidiaries

Adjusted EBITDA

For the Year Ended December 31, 2007

(unaudited)

(In thousands)

The Company defines Adjusted EBITDA as earnings before net interest expense, taxes, depreciation and amortization (“EBITDA”), further adjusted for certain non-cash items, non-recurring items and other adjustment items, including the addition of pro forma EBITDA related to acquired businesses and certain future cost savings expected to be achieved related to recent acquisitions, all as permitted in calculating covenant compliance under the Company’s senior secured credit facility and the indentures governing its 10.875% senior notes and its 11.75% senior subordinated notes. Management believes that the presentation of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about the calculation of, and compliance with, certain financial covenants in the senior secured credit facility and the indentures. Adjusted EBITDA is a material component of these covenants. Management also presents EBITDA because management considers it an important supplemental measure of DJOFL’s performance and believes it is frequently used by security analysts, investors and other interested parties in the evaluation of high yield issuers, many of which present EBITDA when reporting their results.

EBITDA and Adjusted EBITDA are presented as supplemental measures of DJOFL’s performance and are not required by, or presented in accordance with GAAP. EBITDA and Adjusted EBITDA are not measurements of DJOFL’s performance under GAAP and should not be considered as alternatives to net income or other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operations as a measure of DJOFL’s liquidity. Adjusted EBITDA does not necessarily indicate whether cash flows will be sufficient to fund cash needs.  In particular, the definition of Adjusted EBITDA in the indentures and the senior secured credit facility allows the add back of certain non-cash, extraordinary, unusual or non-recurring charges that are deducted in calculating net loss.  However, these are expenses that may recur, vary greatly and are difficult to predict. While Adjusted EBITDA and similar measures are frequently used as measures of operations and the ability to meet debt service requirements, Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to the potential inconsistencies in the method of calculation.

The Company’s ability to meet the covenants specified above in future periods will depend on events beyond the Company’s control, and management cannot assure you that the Company will meet those ratios.  A breach of any of these covenants in the future could result in a default under the senior secured credit facility and the indentures, at which time the lenders could elect to declare all amounts outstanding under the senior secured credit facility to be immediately due and payable.  Any such acceleration would also result in a default under the indentures.

The following table provides reconciliation between net loss and Adjusted EBITDA for the twelve months ending December 31, 2007.

Net loss	$(82,422)
Loss on early extinguishment of debt and interest expense, net	85,816
Income tax benefit	(42,503)
Depreciation and amortization	48,240
EBITDA	9,131
Non-cash items (a)	18,782
Non-recurring items (b)	39,554
Other adjustment items (c)	183,333
Adjusted EBITDA	$250,800

(a)  Non-cash items are comprised of the following:

Stock compensation expense	$1,541
Loss on disposition of assets	238
Purchase accounting adjustments and other (1)	17,003
Total non-cash items	$18,782

(1)

Includes $14.0 million related to the write-up to fair market value of inventory acquired in connection with the DJO Merger, the Prior Transaction and the Other Acquisitions. Also included is $3.0 million related to the write-off of in-process research and development in connection with the DJO Merger.

(b)  Non-recurring items are comprised of the following:

Employee severance and relocation (2)	$16,372
Restructuring expense (3)	10,917
Change in reserve methodology (4)	12,997
Other (5)	(732)
Total non-recurring adjustments	$39,554

(2)	Includes employee severance and relocation incurred in connection with the Other Acquisitions.

(3)	Includes integration costs incurred in connection with the DJO Merger, the Prior Transaction and the Other Acquisitions.

(4)	Includes the impact of changes in methodologies used to estimate accounts receivable reserves, primarily in connection with the DJO Merger.

(5)	Primarily includes income related to fluctuations in foreign currency.

(c)  Other adjustment items are comprised of the following:

Transaction expenses (6)	$9,712
Minority interest	415
Pre-acquisition EBITDA (7)	106,561
Other	(28)
Subtotal other items	116,660
Cost savings (8)	66,673
Total other items	$183,333

(6)

Includes $4.8 million of expense related to the termination of interest rate swaps in connection with refinancing DJOFL’s debt in connection with the DJO Merger, $3.0 million for monitoring fees paid to Blackstone and $1.9 million related to other merger and acquisition activities.

(7)	Represents pre-acquisition EBITDA related to the DJO Merger and the Other Acquisitions.

(8)

Includes projected cost savings of $50.6 million related to headcount reductions, facilities consolidation and production efficiencies in connection with the DJO Merger and $16.1 million related to headcount reductions, facilities consolidation and production efficiencies, primarily in connection with the Other Acquisitions.

###